SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    THE GAP, INC.
     (Name of Registrant as Specified in Its Charter)


                    THE GAP, INC.
     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(iii), 14a-6(i)(1), or 14a-
     6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Acct Rule 0-11:_ (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
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Notes:

                                   GAP

               NOTICE OF ANNUAL AMEETING OF STOCKHOLDERS

                                MAY 24, 1994


To Our Stockholders:

     The Annual Meeting of Stockholders of The Gap, Inc. will be held at the Sheraton Palace Hotel, San Francisco, California, on Tuesday, May 24, 1994 at 2:00 P.M., for the following purposes:

          1.   To elect a Board of Directors;

          2. To consider and act upon the Company's Executive Management Incentive Cash Award Plan;

          3. To consider and act upon the selection by the Board of Directors of Deloitte & Touche as independent auditors for the Company for the fiscal year ending on January 28, 1995; and

          4. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement following this Notice.

     Only stockholders of record at the close of business on March 28, 1994, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     A copy of the Company's annual report is being mailed with this proxy statement to stockholders entitled to notice of this meeting.

                              By Order of the Board of Directors,



                              Anne B. Gust
                              Secretary

April 22, 1994


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                               THE GAP, INC.

                                ONE HARRISON
                      SAN FRANCISCO, CALIFORNIA 94105

                              PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on May 24, 1994 at 2:00 P.M. at the Sheraton Palace Hotel in San Francisco, and at any adjournment thereof. This statement and the enclosed form of proxy were first sent to stockholders on or about April 22, 1994.

                                 THE PROXY

     The persons named as proxyholders were selected by the Board of Directors of the Company and are officers of the Company.

     All proxies will be voted, or an abstention or withholding recorded, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

     FOR the election of directors nominated by the Board of Directors;

     FOR the approval of the Executive Management Incentive Cash Award
Plan; and

     FOR the approval of the selection by the Board of Directors of Deloitte & Touche as independent auditors for the Company for the fiscal year ending January 28, 1995.

     All expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners, will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, fax or in person.

     A stockholder giving the enclosed proxy may revoke it at any time prior to its exercise by a written revocation delivered to the Company, by a subsequent proxy, or by attending the Annual Meeting and voting in person.

                    VOTING SECURITIES AND VOTING RIGHTS

     The only outstanding voting securities of the Company are its shares of Common Stock, of which 145,572,634 shares were outstanding at the close of business on March 28, 1994. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. Each stockholder is entitled to one vote per share on each matter submitted to the meeting.

     The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector(s) appointed for the meeting and will determine whether or not a quorum is present. The election inspector(s) will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                       BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information as of March 28, 1994, to indicate beneficial ownership by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director and nominee and each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company, as a group, of the Common Stock of the Company. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

                                   Amount Beneficially           Percent
Name of Beneficial Owner                 Owned                   of Class

John G. Bowes                            181,200                  <F1>
Patricia DeRosa                          133,755 <F2><F3>         <F1>
Millard S. Drexler                     4,049,557 <F4><F3>         2.7%
Donald G. Fisher                      33,716,466 <F5>            23.2%<F5>
Doris F. Fisher                       33,716,466 <F5>            23.2%<F5>
Robert J. Fisher                       6,623,579 <F6>             4.5%
William A. Hasler                            500                  <F1>
John M. Lillie                             1,000 <F7>             <F1>
Richard M. Lyons                         131,788 <F8><F3>         <F1>
Charles R. Schwab                          2,041                  <F1>
Brooks Walker, Jr.                        83,300 <F9>             <F1>
All directors and executive officers
as a group (14 persons)               51,376,034 <F10><F3>       35.3%


<F1> Indicates ownership of less than 1% of the outstanding shares of the
     Company's Common Stock.
<F2> Includes 21,300 shares which Ms. DeRosa has the right to acquire within 60 days after March 28, 1994 upon exercise of stock options. Also included are 45,000 shares owned jointly by Ms. DeRosa and her spouse.
<F3> Includes shares as to which restrictions have not lapsed which were granted under the Company's Restricted Stock Plan, and shares held by the executive officer in his or her retirement account under the GapShare Plan, a retirement plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended.
<F4> Includes 145,000 shares which Mr. Drexler has the right to acquire within 60 days after March 28, 1994 upon exercise of stock options.
<F5> Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman and Chief Executive Officer of, and a merchandising consultant to, the Company. Their address is the same as that shown for the Company on the first page of this Proxy Statement. In the table shown above, 33,716,466 shares beneficially owned by Donald G. Fisher and Doris F. Fisher are reflected as being beneficially owned by each of them; therefore, the number of shares and percentage of class reflected for each of them should not be added in determining the actual number of shares or percentage owned by both of them. Of the shares shown as owned by each of them, 31,918,634 shares , representing 21.9% of the Company's Common Stock, are held in The Donald and Doris Fisher 1991 Revocable Trust, of which they are trustees. The remainder of the shares are held in various trusts and foundations of which they are trustees. The shares shown as owned by each of them exclude an aggregate of 19,465,207 shares beneficially held by family members, as to which shares Mr. and Mrs. Fisher each disclaim any beneficial interest.
<F6> Includes 40,700 shares which Robert Fisher has the  right to acquire within 60 days after March 28, 1994 upon exercise of stock options, and shares as to which restrictions have not lapsed which were granted under the Company's Restricted Stock Plan. Also included are 15,814 shares owned by his spouse and 22,640 shares held by Robert Fisher as trustee for his nieces and nephews.
<F7> Represents shares held under the Lillie Family Living Trust, for which
     Mr. Lillie and his wife have shared voting and investment power.
<F8> Includes 21,600 shares which Mr. Lyons has the right to acquire within
     60 days after March 28, 1994 upon exercise of stock options.
<F9> Includes 30,000 shares owned by the Brooks Walker, Jr. Charitable
     Remainder Trust, of which Mr. Walker is the trustee and over which he has sole voting and investment rights.
<F10>Includes 319,400 shares which certain directors and executive officers have the right to acquire within 60 days after March 28, 1994 upon exercise of stock options.

                               PROPOSAL NO. 1
                           ELECTION OF DIRECTORS

                     NOMINEES FOR ELECTION AS DIRECTORS

     All directors were elected at the Annual Meeting held in 1993. Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected and qualified. The Board of Directors proposes to nominate the nine current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all such nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

     Name, Age, Principal Occupation
       During Past Five Years and
         Other Information (all                                     Served as
      offices are with the Company                                  Director
       unless otherwise indicated)                                    Since


John G. Bowes, 65<F11>                                                 1974
  Chairman of Kransco Group Companies, manufacturer of recreational products.

Millard S. Drexler, 49                                                 1983
  President of the Company since March 1987 and  Chief Operating
  Officer of the Company since July 1993; Chief Executive Officer of Banana Republic, Inc. since May 1988; Chief Executive Officer of the Gap Division since March 1987; President of Banana Republic,
  Inc., May 1988-August 1989. Director of Williams-Sonoma, Inc., specialty retailer.

Donald G. Fisher, 65<F12>                                              1969
  Chairman and Chief Executive Officer of the Company. Director of
  Ross Stores, Inc., clothing retailer; Director of The Charles
  Schwab Corporation, discount securities brokerage; and Director of AirTouch Communications, telecommunications company.

Doris F. Fisher, 62<F12>                                               1969
  Merchandising consultant to the Company.

Robert J. Fisher, 39<F14>                                              1990
  Executive Vice President and Chief Financial Officer of the Company since July 1993; Executive Vice President and Chief Operating
  Officer of the Company from August 1992 to July 1993; President of Banana Republic, Inc., August 1989-1992; Executive Vice
  President - Merchandising of Banana Republic, Inc., November
  1987-August 1989; Senior Vice President - Merchandising, Banana Republic, Inc., November 1985-November 1987.

William A. Hasler, 52<F11>                                             1991
  Dean, Haas Graduate School of Business, University of California, Berkeley since 1991. Vice Chairman, Management Consulting, KPMG
  Peat Marwick from 1986 to 1991. Director of Tenera MLP, information services company; Director of Aphton, Inc., biotechnology pharmaceutical company; Director of ESCAgenetics, Inc., biotechnology company; and Director of Teknekron Communication Systems, communications technology company. Governor of the Pacific
  Stock Exchange.

John M. Lillie, 57<F11>                                                1992
  Chairman and Chief Executive Officer of American President
  Companies, Ltd., transportation company, since January 1992.
  President and Chief Operating Officer of American President
  Companies, Ltd. from August 1990 to December 1991. General
  Partner of Sequoia Associates, private investment firm, from May
  1989 to August 1990. Chairman and Chief Executive Officer of
  Lucky Stores, Inc., supermarket retail chain, from April 1986 to April 1989.

Charles R. Schwab, 56<F13>                                            1986
  Chairman and Chief Executive Officer of The Charles Schwab
  Corporation, discount securities brokerage; Director of Transamerica Corporation, insurance and financial services company; and Director of AirTouch Communications, telecommunications company.

Brooks Walker, Jr., 66<F11>                                           1972
  General Partner, Walker Investors, venture capital
  investment partnership; and Director of Pope & Talbot,
  Inc., manufacturer of wood products.
____________________________

<F11>   Member of both the Audit and Finance Committee and the Compensation and Stock Option Committee.
<F13>   Member of the Audit and Finance Committee.
<F12>   Donald G. Fisher and Doris F. Fisher are husband and wife.
<F14>   Robert J. Fisher is the son of Donald G. and Doris F. Fisher.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS
                        AND COMMITTEES OF THE BOARD

     The Board of Directors has two standing committees: the Audit and Finance Committee and the Compensation and Stock Option Committee, both of which are composed of directors who are not employees of the Company.

     The functions of the Audit and Finance Committee are to recommend the engagement of the Company's independent auditors; to review with them the plan, scope and results of their audit for each year; to review with the Company's internal auditors the plan, scope and results of their operations; and to consider and review other matters relating to the financial and accounting affairs of the Company. This committee is composed exclusively of directors who are, in the opinion of the Board of Directors, free from any relationship that will interfere with the exercise of independent judgment as a committee member. The present members of the Audit and Finance Committee are Messrs. Bowes, Hasler, Lillie, Schwab and Walker (who is Chairman).

     The functions of the Compensation and Stock Option Committee are to review and approve salaries and other forms of compensation for all corporate and divisional officers; to approve the guaranteeing or granting of loans to certain corporate and divisional officers under the Company's Relocation Loan Plan; to grant stock options and restricted stock to selected employees under the Company's stock plans; and to make awards under the Company's management incentive plans to key employees. This committee is composed exclusively of directors who have not been eligible to receive stock options or awards under such plans (except for predetermined, formula-based awards, as described below) for a period of at least one year prior to membership on the committee. The present members of the Compensation and Stock Option Committee are Messrs. Bowes (who is Chairman), Hasler, Lillie, and Walker.

     During the last fiscal year, the Board of Directors held six meetings, the Audit and Finance Committee held two meetings and the Compensation and Stock Option Committee held two meetings. Except for Mr. Bowes, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held while they were members, and (ii) the total number of meetings held by all Committees of the Board on which they were members.

                         COMPENSATION OF DIRECTORS

     The Company does not pay director fees to directors who are employees of the Company or any affiliated company. Currently, directors who are not employees of or consultants to the Company do not receive any form of direct remuneration other than the director fees described below. In addition, travel expenses to attend meetings of the Board of Directors are reimbursed by the Company. All directors are eligible to receive discounts on Company merchandise.

     Each director of the Company who is not an employee receives director's fees in the form of an annual retainer of $23,500 per year, payable quarterly. For attendance at each meeting of the Board of Directors, each such director receives a fee of $1,000. For attendance at each meeting of the Audit and Finance Committee and the Compensation and Stock Option Committee, each member receives a fee of $1,000 if the committee meeting is held on a day other than the day on which a meeting of the Board of Directors is held, or a fee of $700 if the committee meeting and the Board of Directors meeting are held on the same day. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting.

     Under the Company's Amended and Restated 1981 Stock Option Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) at the time of appointment as director, each new non-employee director automatically receives an option to purchase 5,000 shares at the then-current fair market value; and (ii) on the first business day after the date of the annual meeting of stockholders, each continuing or newly appointed non-employee director automatically receives an option to purchase 1,000 shares at the then-current fair market value. The options normally become exercisable three years after the date of grant. Doris Fisher does not participate in this Plan.

     The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director's retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. Doris Fisher does not participate in this Plan.

     In fiscal 1993, Doris Fisher received $20,160 for merchandising services rendered in the course of her employment with the Company. As a Company employee, Mrs. Fisher participates in all benefits which the Company makes available to all its employees generally.

     Information concerning the executive officers of the Company is set forth in the Company's annual report on Form 10-K for the fiscal year ended January 29, 1994.

                           EXECUTIVE COMPENSATION

     The following table sets forth compensation paid to, earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the periods presented. The footnotes to the table provide additional information concerning the Company's compensation and benefit programs.


                                          Summary Compensation Table
                                             Long-Term Compensation
                             Annual Compensation                    Awards
                                                                 Other
                                                                Annual     Restricted   Securities  All Other
                                                               Compensa-      Stock     Underlying   Compen-
 Name and                   Fiscal                               tion        Awards      Options     sation
 Principal Position          Year     Salary($)    Bonus($)     ($)<F15>    ($)<F16>    (#)<F17>    ($)<F18>

 Donald G. Fisher,           1993     1,397,808   1,082,500        -            N/A        N/A        9,259
  Chairman and Chief         1992     1,325,211           0        -            N/A        N/A        7,190
  Executive Officer          1991     1,225,516   1,150,000        -            N/A        N/A          -

 Millard S. Drexler,         1993     1,396,907   1,082,500        -            0         19,300      8,882
  President and Chief        1992     1,324,691           0        -       40,250,000     15,000      7,190
  Operating Officer          1991     1,225,204   1,150,000        -            0         25,000        -

 Robert J. Fisher,           1993       570,904     450,000        -          566,250     14,000      7,852
  Executive Vice President   1992       475,786      50,000        -            0         10,200      8,945
  Chief Financial Officer    1991       417,585     325,000        -          245,313     15,700        -

 Richard M. Lyons,           1993       463,115     400,000        -        1,269,375     14,000      9,415
  President, Gap             1992       336,091     100,000        -            0          3,600      9,017
  Division                   1991       296,693     155,000        -            0          7,200        -

 Patricia DeRosa,            1993       518,884     335,101        -          566,250     14,000      9,102
  President, GapKids         1992       438,305      50,000        -            0         10,200      8,879
  Division                   1991       367,587     300,000        -          245,313     15,700        -

_________________________________________

<F15> While the named executive officers enjoy certain perquisites, for fiscal year 1993 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus. Information for years prior to fiscal 1992 is not required to be disclosed.
<F16> Donald Fisher does not participate in the Company's restricted stock plan. All named executives except for Mr. Drexler received a restricted stock award in fiscal 1993 on April 8, 1993. The fair market value of these shares on the grant date was $28.3125 per share. In conjunction with his promotion to President, Gap Division, Mr. Lyons received an additional grant of 25,000 shares on August 25, 1993, when the fair market value was $28.125 per share. The fair market value on the grant date, however, is not necessarily indicative of the restricted stock's real value, which is impossible to determine until the vesting date: it is at this point that executives recognize income on the receipt of stock and must pay taxes on it. As of the end of fiscal 1993, the aggregate restricted stock holdings for the named executives consisted of 4,225,000 shares worth $180,090,625 at the then-current fair market value (as represented by the closing price of the Company's Common Stock on January 29, 1994), without giving effect to the diminution of value attributable to the restrictions on such stock. Such amount included $170,500,000 for Mr. Drexler (4,000,000 shares), $2,983,750 for Robert Fisher (70,000 shares), $2,983,750 for
      Ms. DeRosa (70,000 shares) and $3,623,125 for Mr. Lyons (85,000 shares). Dividends are paid on the restricted shares to the extent payable on the Company's Common Stock generally. No shares granted to the named executives vest in less than three years from the date of grant.
<F17> Donald Fisher does not participate in the Company's stock option plan.
      Amounts of options granted in fiscal year 1991 have been adjusted to reflect a two-for-one stock split to stockholders of record on June 17, 1991.
<F18> These amounts represent the Company's contributions to the Company's
      GapShare Plan for fiscal year 1993. For fiscal year 1992, the amounts represent the Company's contributions to the Company's GapShare Plan and Supplemental Executive Retirement Plan ("SERP"), respectively.
      The non-qualified SERP was discontinued on December 31, 1993 and the Company made no contributions under the SERP to the named executives. Information for years prior to fiscal 1992 is not required to be disclosed.

     The following two tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the foregoing Summary Compensation Table.


                                       Option Grants In Last Fiscal Year
                                Individual Grants

                      Number of      Percent of                                   Potential Realizable Value
                      Securities    Total Options                                 at Assumed Annual Rates of
                      Underlying      Granted to       Exercise or               Stock Price Appreciation for
                        Options      Employees in      Base Price   Expiration          Option Term<F22>
 Name                Granted(#)<F19>  Fiscal Year      ($/Sh)<F20>   Date<F21>    5%($)           10%($)
 Donald G. Fisher             N/A           N/A            N/A          N/A            N/A             N/A
 Millard S. Drexler       19,300           1.9%          $28.3125    4/08/2001     $260,897       $624,893
 Robert J. Fisher         14,000           1.4%          $28.3125    4/08/2001     $189,251       $453,290
 Richard M. Lyons         14,000           1.4%          $28.3125    4/08/2001     $189,251       $453,290
 Patricia DeRosa          14,000           1.4%          $28.3125    4/08/2001     $189,251       $453,290

__________________________________________

<F19> All options granted in fiscal 1993 are exercisable in full three years from date of grant. Under the terms of the Company's Amended and Restated 1981 Stock Option Plan, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. Donald Fisher does not participate in the Company's stock option plan.
<F20> All options were granted  at market value (average of high and low stock prices for the Company's Common Stock as reported in the Western edition of The Wall Street Journal) at date of grant.
<F21> All options granted in fiscal 1993 were granted for a term of eight years, subject to termination 90 days following termination of employment in certain events.
<F22> Realizable values are reported net of the option exercise price but before any income taxes that the executives may have to pay. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term (eight years from date of grant) to exercise the option. The amounts reflected in this table may not be achieved.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values
                                                 Number of
                                                 Securities             Value of
                                                 Underlying           Unexercised
                                                 Unexercised          In-the-Money
                         Shares                  Options at         Options at FY-
                        Acquired    Value         FY-End (#)             End ($)
                           On      Realized      Exercisable/         Exercisable/
 Name                   Exercise     ($)         Unexercisable     Unexercisable<F23>

 Donald G. Fisher<F24>      N/A         N/A        N/A       N/A        N/A        N/A
 Millard S. Drexler           0           0    120,000    59,300  3,725,000    756,788
 Robert J. Fisher             0           0     25,000    39,900    675,000    503,684
 Richard M. Lyons        11,200     342,125     14,400    24,800    388,800    336,100
 Patricia DeRosa         14,000     192,600      5,600    39,900    157,500    503,684

_________________________________________

<F23> Represents the difference between the closing price of the company's
      Common Stock on January 29, 1994 and the exercise price of the options.
<F24> Donald Fisher does not participate in the Company's stock option plan.

      EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     The Company has an employment agreement with Mr. Drexler, which provides that Mr. Drexler's employment can only be terminated for cause.
In addition, the agreement provides: (i) in the event of termination of employment by either party, that Mr. Drexler can require the Company to repurchase his San Francisco residence for an amount equal to his federal income tax basis in the residence plus an amount calculated to reflect the average increase in value of certain New York City properties during the period from November 1983 to the date of repurchase; (ii) in the event that Mr. Drexler's employment with the Company is terminated within stated time periods of a change of control of the Company (defined to include an acquisition of shares of the Company having a majority of the votes that can be cast for election of directors or an event resulting in a change of a majority of the members of the Board of Directors), then he is entitled to receive an amount equal to two times his then current annual salary; and
(iii) in the event Mr. Drexler voluntarily terminates his employment with the Company on less than twelve months' prior notice, that he must pay the Company $100,000 as liquidated damages for each month less than twelve.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee of the Board of Directors consists of Messrs. Bowes, Hasler, Lillie and Walker, all of whom are outside directors. Mr. Lillie is the Chairman and Chief Executive Officer of American President Companies, Ltd., whose foreign and domestic subsidiaries furnish consolidation and distribution services to the Company. A total of $739,609 was paid by the Company to these entities during fiscal 1993 for these services.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Committee is comprised of the members named below, all of whom are non-employee Directors.

Compensation Philosophy

     The general philosophy of the Company's compensation program, which has been reviewed and approved by the Committee, is to offer employees competitive compensation based both on the Company's performance and on the individual's contribution and performance.

     The Company's compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     There are three main components in the Company's executive ompensation program:

     -    Base Salary
     -    Annual Incentives
     -    Long-Term Incentives

Base Salary

     Executive officers' salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. The Committee believes that the historical growth in the Company's revenues, stores and profitability has made the Company a target for other companies seeking key executives and that, therefore, these rates are necessary to retain key employees. The Committee reviews and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first quarter.

     The Committee believes that the market for executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this proxy statement. Thus, in reviewing the 1993 salaries for executive officers, the Committee examined salary increase surveys for specialty retail and general industry groups which were prepared by national consulting companies (e.g., Wyatt, William Mercer, Coopers & Lybrand and
ACA). The Committee approved average salary increases of 5.5% for all employees, which was in line with the averages reflected in these surveys. In addition, individual base salaries of executive officers were reviewed and adjusted based on actual individual job performance and/or changes in the position's duties and responsibilities. In making salary decisions, the Committee exercised its discretion and judgement based on these factors. No specific formula was applied to determine the weight of each factor.

     For fiscal year 1993, individual adjustments in base pay for four of the five executive officers named in this proxy statement ranged from 4.4% to 5%, which is below the 5.5% average salary increase guideline set for all of the Company's employees. The amounts reported in the Summary Compensation Table for these executives appear to represent increases greater than 5% over 1992 salaries because it is the Company's practice to implement new salary levels during the first quarter but not at the beginning of any given fiscal year. The remaining named executive officer received a 15.4% salary increase, due to the record performance (in terms of sales and earnings increases) of the division this executive headed at the time and to bring him in line with the salaries of the other division heads. Subsequently, this executive was promoted in August 1993 to head a larger division and his salary was increased by another 11.1%.

     Donald Fisher's base salary for fiscal year 1993 was $1,410,000, representing a salary increase of 4.4% over fiscal 1992 amounts. Again, this increase was below the 5.5% average salary increase guideline for all employees. In setting the Chief Executive Officer's 1993 salary, the Committee considered equally the Company's 1992 results and Mr. Fisher's individual performance and contribution. The Company's 1992 performance was judged by the Committee to be good in some areas (record sales and earnings increases in three of four divisions), but the Company experienced an overall earnings decline. Mr. Fisher's individual contributions to the Company were his leadership role in establishing a strong management team and his strategic focus on the business to position it for growth in the face of difficult industry conditions (a combination of competitive retail environment heightened by increased imitation and a challenging economic environment affecting disposable consumer income). In making its salary decision with respect to Mr. Fisher, the Committee exercised its discretion and judgement based on the above factors, and no specific formula was applied to determine the weight of each factor.

Annual Incentive Bonus

     Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

     To carry out this philosophy, the Company has implemented a Management Incentive Cash Award Plan (MICAP), which provides executive officers and other key management employees the opportunity to earn annual incentive bonuses. As a pay-for-performance plan, the MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals (specific pre-tax earnings measurements are defined each year and threshold, target and maximum payout levels are established to reflect the Company's objectives). These goals and the potential amounts of executive officer bonuses are reviewed and approved by the Committee in the first quarter of each year. Under the 1993 guidelines adopted by the Committee, executive officers were eligible to receive between 16.5% and 75% of their salary as a bonus, depending on actual earnings performance compared to target earning goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the growth potential of a division, the extent to which earnings goals were achieved, the grade level of the officer and individual performance.

     The Company's 1993 performance was judged by the Committee to be excellent: the Company experienced a sales increase of 11% and an earnings increase of 23%. As a result, the Chief Executive Officer and other named executive officers received annual incentive bonuses for 1993 which aggregated $3,350,101 and which were at maximum levels. In contrast, in fiscal 1992 the Company's performance fell short of the goals set by the Committee and the Chief Executive Officer and the President received no bonuses. Bonuses received by the other named executive officers for fiscal 1992 aggregated $200,000.

     The Chief Executive Officer was eligible to receive between 16.7% and 75% of his base salary as a bonus under the 1993 guidelines adopted by the Committee. The actual bonus received by Mr. Fisher was 76.8% of his base salary, awarded at the Committee's discretion because he exceeded his target earnings goals, which were based on corporate performance.

     The Committee believes that the MICAP program provides an excellent link between earnings performance and the incentives paid to executives.

Long-Term Incentives

     The Company utilizes both stock options and restricted stock as long-term incentives to reward and retain employees. The Committee believes that these programs serve to link management and stockholder interests and to motivate executive officers to make long-term decisions that are in the best interests of the Company and that will, over the long run, give the best return to stockholders. The Committee also believes that executive officers and other key employees should have significant ownership of the Company's stock. Notably, all executive officers as a group own approximately 35% of the outstanding shares of Common Stock. In particular, Mr. Donald Fisher, the Company's founder and Chief Executive Officer, owns jointly with his wife Doris Fisher approximately 23% of the outstanding shares.

     The Chief Executive Officer does not participate in the stock option or restricted stock plans.

Stock Option Plan

     With respect to executive officers, stock options are normally granted on an annual basis, usually in the first quarter. Generally, stock options vest three years after the grant date and employees must be employed by the company at the time of vesting in order to exercise the options. The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. Being granted at the fair market value on the date of grant, the Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price, that is, only to the extent that stockholders as a whole have benefitted.

     In order to determine the appropriate number of options to be granted to its executive officers, the Company relied on competitive guidelines prepared by an independent outside compensation consultant based on practices for a wide array of companies in a large number of industries. The consultant was solely responsible for the criteria used to select the companies included in the comparison group. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee's salary and performance level. The Company's actual 1993 option grants to executive officers were significantly lower than the ranges summarized by this consultant; the grants to other employees of the Company were more in line with those ranges. The size of each grant was based on a range of potential shares (high, medium, low) for each eligible employee's salary level. Actual shares awarded were based on the score obtained by eligible employees on their yearly performance evaluation, with a score of 1 corresponding to the high level of the range and a score of 3 to the low. No shares were awarded to employees whose scores fell below 3. No consideration was given to the amount of shares previously granted to executive officers.

Restricted Stock Plan

     The Company's restricted stock grants are also a part of its long-term incentives. Restricted stock awards have been granted from time to time under the Company's restricted stock plan. Generally, restrictions on the shares lapse in three to five years from the grant date and the employee must still be employed by the Company on the date the restrictions lapse in order to receive the stock. The Committee utilizes these awards to attract new key executives, to recognize and reward current executive officers for special individual accomplishments, and to retain high-performing officers and key employees by financially linking them to future employment with the Company.

     During fiscal 1993, the grants made to the executives named in this proxy statement were intended to recognize and reward them for individual achievements and to aid in retention. The number of shares granted to executive officers in fiscal 1993 was determined on an individual-by-individual basis. The Committee exercised its discretion and judgement based on the purposes cited above and on the following factors, without any specific formula being applied to determine the weight of each factor: the individual's position in the Company and his/her performance rating, the number of restricted shares previously granted to the individual which remained unvested, the time period in which previously granted awards would vest and the Company's sales and earnings performance.

     The ultimate value of any restricted stock received will vary based on both dividends which may be paid and on the value of the stock at the time when shares vest. Restricted stock awards build stock ownership and provide a long-term focus since the stock is restricted from being sold, transferred or assigned, and is forfeitable.

Impact of Section 162(m) of the Internal Revenue Code

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. Since it is the Company's policy to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws, the Committee concluded that it would be advisable to adopt a new Executive MICAP plan in order to qualify for deductibility compensation realized in connection with the executives' receipt of income under this plan (see Proposal 2 for a detailed description of the Executive MICAP plan).

     The Committee is studying the impact of Section 162(m) on the Company's Restricted Stock Plan and is evaluating possible alternatives. The Committee intends to qualify executives' compensation for deductibility under the new law and reserves the right to act at a later date to effect this purpose. For fiscal year 1994, the Committee does not intend to grant awards of restricted stock to its executive officers until the time when such grants are qualified under the new law.

     The Committee believes that for the time being it can avail itself of the transitional relief granted to stock option plans which were approved under specified circumstances before December 20, 1993 and therefore concluded that no further action with respect to qualifying this plan was necessary at this time, as this plan already qualifies for deductibility.

                                        John G. Bowes (Chairman)
                                        William A. Hasler
                                        John M. Lillie
                                        Brooks Walker, Jr.


                             PERFORMANCE GRAPH

     The line graph below compares the percentage changes in the Company's cumulative total stockholder return on its Common Stock for the five-year period ended January 29, 1994, with the cumulative total return of the S&P 500 Index and the Dow Jones Retailers - All Specialty Index.

     The graph assumes that $100 was invested on January 31, 1989, in each of the Company's stock, the S&P 500 and the Dow Jones Retailers - All Specialty Index and that all dividends were reinvested quarterly.


                         1/89   1/90   1/91   1/91   1/92   1/93

The Gap, Inc.             100    128    237    598    391    484
S&P 500                   100    112    124    152    168    190
Dow Jones Retailers -     100    114    131    188    214    208
 All Specialty Index



                       OTHER REPORTABLE TRANSACTIONS

     The Company has an agreement with Fisher Development, Inc. ("FDI"), which is wholly owned by Robert S. Fisher, the brother of Donald G. Fisher, the Chairman, Chief Executive Officer and a principal stockholder of the Company. The agreement, which is reviewed annually by the Audit and Finance Committee of the Board of Directors, sets forth the terms under which FDI may act as general contractor in connection with the Company's construction activities. During the 1993 fiscal year, FDI supervised the construction of new store leasehold improvements for 104 stores, expansions of 128 stores, and remodels of existing stores and administrative offices. The total cost of such construction was $133,104,000, including profit and overhead costs of $10,095,000 paid by the Company to FDI relating to this construction.

     Robert J. Fisher and William S. Fisher, adult sons of Donald G. and Doris F. Fisher, are employed as: (1) Executive Vice President and Chief Financial Officer of the Company; and (2) President, International Division of the Company, respectively. Robert J. Fisher is also a director of the Company. William S. Fisher was paid a salary and bonus of $489,251 during the 1993 fiscal year; Company contributions to his account under GapShare for fiscal year 1993 amounted to $8,609.

     Comparable transactions with the persons described above are expected to continue during the current fiscal year.

     On February 7, 1994, the Company repurchased from Millard S. Drexler 250,000 shares of Common Stock which had been granted to Mr. Drexler on February 23, 1988 under the Management Incentive Restricted Stock Plan II and which were part of a total of 500,000 shares vesting on February 7, 1994. The purchase price was $40.125, the opening price on the New York Stock Exchange for the Company's stock on that day, for a total purchase price of $10,031,250.

                         INDEBTEDNESS OF MANAGEMENT

     The Company made a $100,000 mortgage assistance loan to David M. DeMattei, ex-President, Banana Republic Division, at the interest rate of 6% per year in June 1991, secured by a second mortgage on his home, payable in two equal installments on April 15, 1993 and 1994, or earlier upon termination of employment. The installment due on April 15, 1993 was forgiven by the Company on that date. The remaining installment will be repaid on or near its due date.

    COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 31, 1993 to January 29, 1994, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Schwab reported on a Form 5 seven late quarterly transactions since June 1992 for shares of Common Stock acquired under a dividend reinvestment plan offered by Mr. Schwab's stockbroker. Mr. Schwab acquired a total of 37.2487 shares under this plan.

                               PROPOSAL NO. 2
                          PROPOSED ADOPTION OF THE
               EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN

     At the Annual Meeting there will be submitted to stockholders a proposal to adopt a new Executive Management Incentive Cash Award Plan ("Executive MICAP"). The Executive MICAP is intended to provide the Company's executive officers with financial incentives to meet and exceed pre-determined goals for operating income of the Company and its divisions. The Executive MICAP is very similar to the Company's existing Management Incentive Cash Award Plan (the "existing MICAP"), except that it contains certain administrative provisions called for by new Section 162(m) of the Internal Revenue Code, as described below.

     Under new Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. However, the Company can continue to deduct compensation in excess of that amount if the compensation qualifies as "performance-based compensation" under new Section 162(m).

     In order that the Company might continue to provide incentive compensation to its executive officers, and continue to receive a federal income tax deduction for the payment of such compensation, the Company's Board of Directors has adopted the Executive MICAP, which is intended to comply with new Section 162(m). If the Executive MICAP is approved by stockholders, the Company will receive a federal income tax deduction with respect to Executive MICAP payments made to the Company's CEO and its other executive officers. Such payments may not be deductible if made under the Company's existing MICAP. Accordingly, if the Executive MICAP is approved by stockholders, such officers no longer will be eligible for the existing MICAP. However, the existing MICAP will remain in place with respect to officers of the Company and its affiliates who are not eligible for participation in the Executive MICAP.

     The following summary of the principal features of the Executive MICAP is qualified in its entirety by the full text of the Executive MICAP, a copy of which is attached hereto as Exhibit A.

     Under the Executive MICAP, cash awards are paid to eligible participants for the achievement of target levels of operating income for the Company and/or its divisions. Eligibility for the Executive MICAP is determined annually in the discretion of the Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"), which is responsible for the administration of the Executive MICAP. In selecting participants for the Executive MICAP, each year the Committee chooses from among the officers of the Company and its affiliates whose responsibilities significantly influence Company financial performance. For fiscal year 1994, the participants in the Executive MICAP are the five individuals named in the table below, and two of the Company's other executive officers. Participation in future years will be at the discretion of the Committee, but it currently is expected that a similar number of officers will participate each year.

     For each fiscal year, the Committee will set (1) the target bonuses for each participant, and (2) the performance targets for operating income which must be achieved prior to the payment of any bonuses. Target bonuses will be expressed as a percentage (not to exceed 100%) of the participant's base salary in effect at the time the Committee sets the performance targets for the fiscal year. The operating income target applicable to a participant for a given fiscal year may be based on either Company-wide or divisional operating income for that fiscal year, as deemed appropriate by the Committee in light of the officer's specific responsibilities. For purposes of the Executive MICAP, operating income is the operating income of the Company or one of its divisions (as the case may be) for a given fiscal year, determined in accordance with Generally Accepted Accounting Principles, less certain allocated expenses (e.g., from headquarters, distribution centers, etc.), and excluding any significant nonrecurring items that are specified by the Committee.

     A participant actually will be eligible to receive a bonus only if the operating income target applicable to him or her is achieved. In setting the target bonuses and performance goals for a fiscal year, the Committee will establish threshold (minimum), target, and maximum payout bonus levels which will apply depending upon the actual level of fiscal year operating income that is achieved. The payout levels for differing operating income results will be established by the Committee for each fiscal year, with payouts which increase as performance increases. However, under no circumstances may the maximum bonus payable to any participant under the Executive MICAP for any Fiscal Year exceed $3 million. After the end of each fiscal year, and prior to any payment being made under the Executive MICAP, the Committee shall certify to the Board of Directors the level of operating income that was achieved, and which (if any) of the performance targets have been satisfied.

     Under the Executive MICAP, all bonuses are to be paid in cash. However, the Committee reserves the right to reduce (but not to increase) the bonuses which otherwise would be payable under the executive MICAP for any fiscal year. Also, if a participant's employment with the Company or its affiliates is terminated prior to the end of a fiscal year, the Executive MICAP provides that he or she shall not be eligible for a bonus for that fiscal year.

     The Committee may amend the Executive MICAP at any time; however, in doing so, the requirements of Section 162(m) must be met in order that payments made to the Company's executive officers thereunder remain eligible as deductible compensation expense to the Company for federal tax purposes.

Pro Forma Benefits for Executive MICAP

     Given that payments under the Executive MICAP are determined by comparing the actual operating income performance of the Company and its divisions to the annual targets established by the Committee, it is not possible to conclusively state the amount of benefits which will be paid under the Executive MICAP in any year. Instead, the following table sets forth the amounts that would have been received by each of the following groups for the last completed fiscal year if the Executive MICAP had been in effect.


                             New Plan Benefits
               Executive Management Incentive Cash Award Plan

                                                        Dollar      Number
Name and Position                                      Value ($)   of Units

Donald G. Fisher, Chairman and CEO                      1,057,500     N/A
Millard S. Drexler, President and COO                   1,057,500     N/A
Robert J. Fisher, Executive Vice President and CFO        433,125     N/A
Richard M. Lyons, President - Gap Division                375,000     N/A
Patricia DeRosa, President - GapKids Division             335,101     N/A
Executive Group                                         3,735,226     N/A
Non-Executive Director Group                           not eligible   N/A
Non-Executive Officer Employee Group                   not eligible   N/A

_______________________________________________________


Required Vote

     The adoption of the Executive Management Incentive Cash Award Plan requires the affirmative vote of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN.

                               PROPOSAL NO. 3
                     SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche as independent auditors for the Company for the fiscal year ending January 28, 1995. Deloitte & Touche has acted as auditors for the Company since 1972. Although action by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders of the Company. If the stockholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

     Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Stockholders and available to make statements to, and respond to appropriate questions of, stockholders.

                               OTHER BUSINESS

     The Company's management is not aware of any other matters to come before the meeting. If any matter not mentioned herein is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                         PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before December 29, 1994.

                              By Order of the Board of Directors,


                              Anne B. Gust
                              Secretary

                               EXHIBIT A

                               THE GAP, INC.
               EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN


1.   Purpose of the Plan

     The purpose of the Executive Management Incentive Cash Award Plan (the "Plan") is to provide financial incentives for certain of the Company's officers to meet and exceed the Company's annual goals for Operating Income.

2.   Definitions

     2.1 "Affiliated Company" means any company controlling, controlled by, or under common control with the Company.

     2.2 "Award" means a cash award pursuant to the provisions of the Plan.

     2.3 "Base Salary" means as to a Fiscal Year, a Participant's actual salary rate in effect on the Determination Date. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of compensation pursuant to Company-sponsored plans.

     2.4 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

     2.5 "Committee" means the Compensation and Stock Option Committee of the Company's Board of Directors, or any other Committee appointed by the Board pursuant to Section 3 of the Plan.

     2.6  "Company" means The Gap, Inc., a Delaware corporation.

     2.7  "Determination Date" means as to a Fiscal Year, the earlier of
(1) the first business day in April of such Fiscal Year, or (2) the latest date possible which will not jeopardize the Plan's qualification as "performance-based compensation" under Code section 162(m).

     2.8 "Fiscal Year" means the 1994 fiscal year of the Company and each succeeding fiscal year of the Company.

     2.9 "Officer" means an officer (whether or not a member of the Company's Board of Directors) employed by the Company or any Affiliated Company.

     2.10 "Participant" means as to any Fiscal Year, an Officer who has been selected by the Committee for participation in the Plan for such Fiscal Year.

     2.11 "Operating Income" means the operating income of the Company or one of its divisions (as the case may be) for a given Fiscal Year, determined in accordance with Generally Accepted Accounting Principles, less certain allocated expenses (e.g., from headquarters, distribution centers, etc.), and provided that the Committee shall determine whether any significant nonrecurring items should be excluded from the calculation.

     2.12 "Termination of Employment" means the time when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Subsidiaries or Affiliated Companies.

3.   Administration of the Plan

     3.1 The Plan shall be administered by the Committee, which shall consist of no fewer than two members of the Company's Board of Directors, who shall be appointed and serve at the pleasure of the Company's Board of Directors. No member of the Company's Board of Directors who is not an "outside director" under Code section 162(m) shall serve on the Committee.

     3.2 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Plan Participants, and to determine the target award levels, the times when awards will be granted, and the performance targets which must be achieved prior to payment of any awards. Notwithstanding any contrary provision of the Plan, (a) for the 1994 Fiscal Year, all actions that would otherwise be required to be taken prior to the beginning of the Fiscal Year shall be taken prior to April 1, 1994, and (b) for each subsequent Fiscal Year, all actions shall be taken by the Determination Date.

     3.3 The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

     3.4 A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by a majority of the Committee shall constitute the act of the Committee.

     3.5 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct, willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.   Eligibility and Participation

     The Plan is designed for Officers whose responsibilities significantly influence Company results. Plan Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Fiscal Year basis and in the discretion of the Committee. Thus, an Officer who is selected for participation in a given Fiscal Year is in no way guaranteed to be selected for participation in any subsequent Fiscal Year or Years.

5.   Determination of Awards

     5.1 Bonus Pool Funding: Prior to or on the Determination Date, the Committee, in its sole discretion, shall set overall corporate and divisional Operating Income targets based on the achievement of Operating Income levels. Achievement of the target will result in the creation of an actual pool called the Target Award Pool. At the same time, the Committee, in its sole discretion, also will specify a minimum funding threshold and a funding maximum, and the corresponding levels of award pool funding.

     5.2 Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a target bonus expressed as a percentage of Base Salary. The maximum percentage of Base Salary that may be assigned to any Participant is 100%.

     5.3 Actual corporate or divisional Operating Income performance shall adjust each individual's target bonus based on the extent to which the pre-determined Operating Income target is achieved by the Company or by the division, as appropriate. Corporate Officers who are Participants may have Operating Income targets that sum the performance of all divisions; divisional Officers who are Participants shall have targets appropriate to their respective responsibilities.

     5.4 The bonus actually payable to a participant for a Fiscal Year shall be calculated as a percentage of his or her target bonus. Such percentage shall be determined by a formula adopted by the Committee prior to or on the Determination Date. Such formula shall compare actual Operating Income to target Operating Income for the Fiscal Year, with the result that actual bonuses increase (or decrease) as performance increases (or decreases).

     5.5 No awards shall be paid to a Participant unless the Company or division, as the case may be, achieves at least its minimum Operating Income goal for the Fiscal Year, as determined by the Committee pursuant to
Section 5.1 of the Plan.

     5.6 The Committee, in its sole discretion, may reduce the award for any Participant below that which otherwise would be payable in accordance with the Plan.

6.   Maximum Award Payable

     For any Fiscal Year, the maximum award payable to any Participant under the Plan shall be $3,000,000.

7.   Payment of Award

     The Committee shall certify in writing the level of Operating Income achieved prior to payment of any award. Payment of awards will be made in cash or its equivalent, on or about April 1st following the completion of each Fiscal Year. Notwithstanding any contrary provision of the Plan, (a) if a Participant incurs a Termination of Employment prior to the end of a Fiscal Year, he or she shall not be entitled to the payment of an award for such Fiscal Year, and (b) no provision of the Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state and local taxes.

8.   Employment Rights

     Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Participant's employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

9.   Effect upon Other Plans

     The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Company's Board of Directors from establishing any other forms of incentive compensation for Officers.

10.  Amendment, Suspension or Termination of the Plan

     The Board, in its sole discretion, may alter, amend, or terminate the Plan or any part thereof at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code section 162(m) as "performance-based compensation", any such amendment shall be subject to stockholder approval.

11.  Effective Date

     The effective date of this plan is March 22, 1994.

                               THE GAP, INC.

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


                                                          For All
                                                             Except Nominee(s)
1. Election of Directors, Nominees:            For   Withheld   Written Below
   John G. Bowes, Millard S. Drexler, Donald   [ ]     [ ]         [ ]
   G. Fisher, Doris F. Fisher, Robert J. Fisher, ____________________________
   William A. Hasler, John M. Lillie, Charles R.
   Schwab and Brooks Walker, Jr.
                                                     For   Against  Abstain
2. Approval of the Executive Management Incentive    [ ]     [ ]      [ ]
   Cash Award Plan.

3. Ratify the appointment of Deloitte & Touche as    [ ]     [ ]      [ ]
   independent auditors.

                                     Dated:    _______________________, 1994


                           ________________________________________________
                           (Signature)

                           ________________________________________________
                           (Signature)
                           NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as Attorney, executor, administrator, trustee or guardian, please give full title as such.

                                     THE GAP, INC.

                       Annual Meeting of Stockholders - May 24, 1994
                    Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Donald G. Fisher, Robert J. Fisher and Anne
B. Gust, or any of them, each with full power of substitution, as proxies to vote all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 1994, and any postponements and adjournments thereof, on all matters properly coming before the meeting.

   IMPORTANT - This proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.